Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
CLOSING OF $500 MILLION SENIOR NOTE OFFERING
Houston, Texas, October 8, 2009 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced the completion of the offering of $500 million aggregate principal amount of the Company’s 5.70% senior unsecured notes due October 15, 2039. The transaction resulted in net proceeds to Diamond Offshore, after deducting underwriting discounts and estimated expenses payable by the Company, of approximately $491.9 million.
The offering of the notes was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-157865) filed with the Securities and Exchange Commission. The offering was underwritten by J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as Joint Book-Running Managers, and Comerica Securities, Inc., Fortis Securities LLC, HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., UniCredit Capital Markets, Inc. and Wells Fargo Securities, LLC, as Co-Managers. A printed copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting by J.P. Morgan Securities Inc. at 212-834-4533 or Goldman, Sachs & Co. at 1-866-471-2526.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of any of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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